EXHIBIT 4.4
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                              PRIVATEBANCORP, INC.
                           DEFERRED COMPENSATION PLAN

                           (EFFECTIVE APRIL 24, 2003)

         This Deferred Compensation Plan (the "Plan") allows Participants to defer receipt of all or part of amounts payable as Base Compensation or Bonus, or under Awards. The Plan is intended to benefit those key executives and non-employee directors of the Company and subsidiaries as to secure their goodwill, loyalty and achievement, and to help attract and retain high quality executive and non-employee directors.

                                   ARTICLE I
                                   DEFINITIONS

         The following definitions apply to this Plan:

         1.1 Account. "Account" means the Account maintained by the Company pursuant to Article II with respect to each Participant and each deferral election by such Participant.

         1.2 Award. "Award" means a stock option, stock appreciation rights, performance shares or units, restricted shares or unit, or annual or other incentive award received by a Participant under an LTIP.

         1.3 Board. "Board" or "Board of Directors" means the Board of Directors of the Company.

         1.4 Base Compensation. "Base Compensation" means with respect to an employee Participant, such Participant's base salary and, with respect to a non-employee director Participant, such Participant's cash retainer and meeting fees.

         1.5 Bonus. "Bonus" means an employee Participant's annual incentive or other bonus, whether earned under an Award or otherwise.

         1.6 Change of Control. "Change of Control" shall mean the occurrence of a "change of control" as defined in the Company's Incentive Compensation Plan.

         1.7 Committee or Compensation Committee. "Committee" or "Compensation Committee" means the Compensation Committee of the Board or any successor committee having similar authority.

         1.8 Company. "Company" means PrivateBancorp, Inc., a Delaware corporation.

         1.9 Company Common Stock or Common Stock. "Company Common Stock" or "Common Stock" means the common stock of the Company.

         1.10 Determination Date. "Determination Date" means the last day of each calendar quarter.

         1.11 Investment Options. "Investment Options" means the following investment options which are to be used as earnings indices as described in
Section 2.3:

                  a. Fixed Income Account; or

                  b. Deferred Stock Unit ("DSU") Account.


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Amounts allocated to the Fixed Income Account shall be credited to such account as of the date the amount would otherwise have been paid to the Participant, and such amounts shall be credited as of each Determination Date with "interest" based on the rate of interest as charged by The Private Bank and Trust Company as its "prime rate" of interest on the first business day of the calendar quarter ending on the Determination Date; provided, however in no event shall such "interest" credit for any period exceed 120% of the applicable federal long-term rate, with quarterly compounding, as of the first business day of such calendar quarter. Amounts allocated to the Deferred Stock Unit Account during a calendar quarter shall be credited to such account as of the date the amount would otherwise have been paid to the Participant and such amount shall be credited with "interest" as of the next Determination Date and converted as of such date into the number of DSUs equal to the cash amounts and interest credited divided by the fair market value of a share of Common Stock (as defined in the Incentive Compensation Plan as of the Determination Date). Shares of Common Stock that would otherwise have been paid under an Award shall be credited as DSUs under the Deferred Stock Unit Account, on a one-for-one basis, as of the date such Common Stock would otherwise have been paid or distributed to the Participant. The ability to elect to have cash amounts credited as DSUs is intended to constitute an award under a deferred compensation plan under the Incentive Plan and shares of Common Stock issued as a result of such elections shall be treated as issued under such Plan.

         1.12 Option. "Option" means a nonqualified stock option Award.

         1.13 LTIP. "LTIP" means the Company's Amended and Restated Stock Incentive Plan, the Company's Incentive Compensation Plan and any similar or successor plan, program or agreement.

         1.14 Participant. "Participant" means an employee of the Company or a subsidiary who is designated by the Committee as eligible to participate in this Plan, and each non-employee director of the Company or any of its subsidiaries, who elects to participate in this Plan by filing a Deferral Election as provided in Article II.

         1.15 Plan. "Plan" means this PrivateBancorp, Inc. Deferred Compensation Plan as set forth herein and as amended from time to time.

         1.16 Plan Administrator. "Plan Administrator" means the employee benefits committee of the Company, or any successor committee having similar authority, or such other individual or committee as may be determined by the Committee from time to time.

         1.17 Share Awards. "Share Award" means an award payable in shares of Common Stock.

         1.18 Plan Year. "Plan Year" means the calendar year.

                                   ARTICLE II
                          DEFERRAL ELECTIONS: ACCOUNTS

         2.1 Election to Defer.

                  a. Base Compensation. A Participant may elect under the Plan to defer receipt of up to all (or, in the case of an employee Participant, up to 50%) of his or her Base Compensation. A Participant's election must be made no later than December 31st of the Plan Year preceding the Plan Year in which the Participant renders the services which result in the payment of the Base Compensation.

                  b. Bonus. A Participant may elect under the Plan to defer receipt of all or a portion of his or her anticipated Bonus. A Participant's election must be made no later than December 31st of the Plan Year preceding the Plan Year in which the Participant renders the services which results in the


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Bonus, or in the case of a Bonus earned over more than one Plan Year, no later than the December 31st immediately preceding the final Plan Year of the period over which the Bonus is earned.

                  c. Awards. A Participant may elect under the Plan to defer receipt of all or a portion of the amount of cash or shares of Company Common Stock earned under an Award. A Participant's election to defer with respect to an Award, whether payable in cash or Company Common Stock, must be made no later than the December 31 preceding the date such Award will be paid, and at least 60 days prior to the date such cash or Common Stock is payable under the Award.

                  d. Options and Share Awards. Notwithstanding the foregoing, the following provisions shall apply to elections to defer receipt of Common Stock relating to Options and Share Awards. In order to be effective with respect to the exercise of any Option, a deferral election form must be executed by the Participant: (A) in a calendar year preceding the exercise of such Option or payment of any Share Award; and (B) at least six months prior to the exercise of such Option or payment of any Share Award. If a Participant has executed a deferral election form, and such deferral election form is effective under the terms of the Plan with respect to an Option being exercised, then the Option price or payment of any Share Award, payable to the Company in full solely by tendering shares of Common Stock, in accordance with the terms of the Award.

                  e. Election Form. Any deferral election under this paragraph 2.1 shall be made on a form supplied by the Plan Administrator. The election to defer is irrevocable except as specifically provided otherwise in this Plan.

                  f. Initial Year of Participation. An election to defer executed by a Participant during the first 30 days following the later of the Effective Date of the Plan or the date the individual first becomes eligible to participate in this Plan, shall be effective with respect to any amounts payable as Base Compensation or Bonus or under Awards after the date of such election to defer without regard to the dates set forth in paragraphs 2.1a to 2.1d above.

         2.2 Accounts.

                  a. Establishment of Accounts. Any amounts deferred by a Participant will not be funded or set aside for future payment by the Company. Instead, an Account will be noted for the Participant on the Company's books. A Participant's Account will be credited with amounts deferred and with investment credits as provided in paragraph c. below. A separate Account will be established for each deferral election.

                  b. Participants as Unsecured Creditors. A Participant's entitlement to receive the amount reflected by his or her Accounts will be based solely on an unfunded unsecured unconditional promise to pay by the Company that is not assignable; however, except as provided in Section 7.5 below, the Participant at all times will be fully vested in the Accounts.

                  c. Investment Credits to Accounts. Subject to such limitations as may from time to time be required by law, imposed by the Plan Administrator or as set forth in paragraph (2) below, and subject to such operating rules and procedures as may be imposed from time to time by the Plan Administrator, each Participant may express to the Plan Administrator a preference as to how the Participant's Accounts should be constructively invested among the Investment Options. Such preference shall designate the percentage of the Participant's Accounts which is requested to be constructively invested in each Investment Option.

                           (1) Any initial or subsequent expression of investment preference shall be in writing, on a form supplied by and filed with the Plan Administrator. Subject to paragraph (5) of

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         this paragraph 2.2c, Participants may change their investment preferences effective as of the beginning of each Plan Year, or more frequently if permitted in the discretion of the Plan Administrator. If the Plan Administrator receives an initial or revised investment preference which it deems to be incomplete, unclear or improper, the Participant's investment preference then in effect shall remain in effect (or, in the case of a deficiency in an initial investment preference, the Participant shall be deemed to have filed no investment preference) until the beginning of the next Plan Year, unless the Plan Administrator provides for, and permits the application of, corrective action prior thereto. If a Participant fails to file an effective investment preference, the Participant's Accounts will be constructively invested in the Fixed Income Account.

                           (2) Amounts allocated to the Investment Options shall be credited as set forth in Section 1.11 above. In addition, the foregoing provisions of this paragraph 2.2c to the contrary notwithstanding: (i) the Participant's Accounts credited as DSUs shall be credited from time to time with the amount of any dividends declared and paid on such Company Common Stock, and shall be adjusted in connection with any stock dividend, split, reorganization, liquidation or other event which affects the number of shares of Common Stock represented by such DSUs; (ii) amounts deferred under Options and Share Awards shall only be credited to the Deferred Stock Unit Account; and
         (iii) no amounts credited as DSUs may be transferred to the Fixed Income Fund.

                  d. Statement of Accounts. Within a reasonable time after the end of each Plan Year, the Plan Administrator shall submit to each Participant a statement of the balance in his Accounts.

                                  ARTICLE III
                            DISTRIBUTION OF DEFERRALS

         3.1 Initial Election of Distribution Options in Deferral Election.

                  a. A Participant must specify in each of his or her Deferral Elections when such Account will be distributed. Distribution may be made or begin in any future Plan Year or Years, but distributions must begin not later than the Plan Year following the calendar year in which the Participant attains age 70. The Participant may elect to receive amounts deferred in a lump sum or in up to ten substantially equal annual installments. A Participant may specify different distribution dates and forms of payment under each of his or her Deferral Elections. All amounts of a Participant's Accounts credited as DSUs shall be distributed in the form of Company Common Stock. All other amounts shall be distributed in cash.

                  b. Any provision of this Plan to the contrary notwithstanding, all distributions hereunder shall be deferred until such time, in the discretion of the Committee, as such distribution would not be disallowed as a deduction under Section 162(m) of the Internal Revenue Code.

         3.2 Changes in Distribution Options.

                  a. A Participant is entitled to one future opportunity to further lengthen (not shorten) the deferral period provided in a deferral election and to make one future change with regard to lengthening (not shortening) the payment schedule provided in that deferral election up to a maximum payment schedule of ten years.

                  b. Any change in the deferral period or the payment schedule must be submitted to the Plan Administrator in writing, on a form provided by the Plan Administrator, at least twelve months, or such shorter period as the Plan Administrator may accept, but in no event later than the December 31,

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before the date payments were originally scheduled to begin. No change in the deferral period shall be permitted if such change would cause payments to begin after the Plan Year following the calendar year in which the Participant attains age 70.

         3.3 Payment of Deferred Amounts.

                  a. Upon the date elected by the Participant, the Company shall begin to pay to the Participant an amount equal to the total amount then credited to the Participant's Accounts. Such amount is to be paid either in one lump sum or in substantially equal annual installments over a period of years as previously elected by the Participant, which period shall be not more than ten years. Each annual installment shall include investment credits on the remaining balance during the previous Plan Year until the Accounts shall have been paid in full. A Participant may continue to express investment preferences as provided in paragraph c of Section 2.2 during the period that an Account is being distributed.

                  b. If the Participant dies before payment in full of the amount standing to the Participant's credit in the Accounts, the unpaid balance may be paid in one lump sum or in substantially equal installments to the Participant's beneficiary over the remaining distribution period elected by the Participant. If the Participant dies before the beginning date of the deferred payment and did not indicate a specific method of distribution, then the Participant's designated beneficiary may petition the Plan Administrator regarding the method of distribution. In the absence of a designated beneficiary, the balance of the Accounts will be paid in a lump sum to the estate of the Participant as soon as possible.

                  c. If, prior to a Change of Control, the Participant's employment is terminated for any reason before the elected payment date, then the Company, acting through the Plan Administrator, at its discretion, may:

                           (1) Immediately pay over any amounts credited to the Participant's Accounts to the Participant,

                           (2) Deposit any amounts credited to the Participant's Accounts in a grantor trust for the Company's benefit who will manage and pay over such amounts to the Participant in accordance with the terms of this Plan, with administrative costs in such event being charged to the Participant's Accounts; or

                           (3) Continue to itself maintain and pay over amounts deferred to the Participant in accordance with the terms of this Plan and the Participant's election pursuant thereto.

                  d. If both the Participant and his beneficiary die after payments to the Participant begin and before all payments are made from the Participant's Accounts, the remaining value of the Accounts shall be determined as of the date of death of the beneficiary or Participant, whichever is later, and shall be paid as promptly as possible in one lump sum to the estate of the survivor of the Participant and such beneficiary.

                  e. A Participant may designate or change his or her beneficiary (without the consent of any prior beneficiary) on a form provided by the Plan Administrator and delivered to the Plan Administrator before the Participant's death.

                  f. Subject to Section 3.1, installment payments shall commence on or before the fifteenth day of the Plan Year selected by the Participant (or on or before the fifteenth day of the Plan Year after the calendar year in which the Participant's employment or directorship has terminated, if the Participant has elected to defer until such termination).

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         3.4 Hardship Distributions. The Compensation Committee may, in its
discretion, accelerate payments to a Participant in the event of demonstrated severe financial hardship. Any such payments made will be limited to the amount needed to meet the demonstrated financial need. A Participant seeking a financial hardship withdrawal from his or her Accounts must request a hearing with the Plan Administrator, who will gather facts and render a report to the Compensation Committee for a decision.

         3.5 Other Withdrawals: Forfeiture Penalty. A Participant may, by written request on a form provided by the Plan Administrator, withdraw all or any portion of any of his Accounts as of any Determination Date, provided that the Participant shall forfeit 10% of the amount withdrawn as a penalty.

         3.6 Withholding. Any payments made pursuant to this Article III shall be subject to appropriate federal, state or local income tax withholdings. Any withholdings required in respect of a distribution of Company Common Stock shall be deducted from other cash amounts then distributed hereunder or, if none, from other cash compensation payable to Participant. If no other cash compensation is then payable to the Participant then, in the discretion of the Committee, such distribution of Company Common Stock shall be deferred until such time as (a) such cash distribution or other compensation is payable to the Participant that can be withheld hereunder, or (b) the Participant deposits with the Company such amount of cash and/or directs the Company to withhold from such distribution such number of shares of Company Common Stock having a fair market value (as defined in the Incentive Compensation Plan) equal to the amount required to satisfy such withholding tax obligation.

                                   ARTICLE IV
                                CLAIMS PROCEDURE

         4.1 Claims Procedures. The following provisions are incorporated in the Plan in accordance with the requirements of the Employee Retirement Income Security Act of 1974:

                  a. The following claims procedure is hereby established:

                           (1) A Participant or beneficiary shall make a claim for the benefits provided hereunder by delivering a written request to the Plan Administrator. Upon receipt of a claim, the Plan Administrator shall determine whether to grant the claim, deny it, or grant it in part.

                           (2) If a claim is wholly or partially denied, notice of the decision, meeting the requirements of paragraph (3) following shall be furnished to the claimant within a reasonable period of time after receipt of a claim by the Plan Administrator.

                           (3) The Plan Administrator shall provide to every claimant who is denied a claim for benefits, written notice setting forth in a manner calculated to be understood by the claimant, the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and an explanation of the Plan's claim review procedure as set forth herein.

                           (4) The purpose of the review procedures set forth herein is to provide a procedure by which a claimant under the Plan may have a reasonable opportunity to appeal a denial of a claim to the named fiduciary for a full and fair review. To accomplish that purpose, the claimant or his duly authorized representative may request a review upon written application to the Committee; may review pertinent Plan documents; and may submit issues and comments in writing. A claimant (or his duly authorized representative) shall request a review by filing a

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         written application for review with the Plan Administrator at any time within sixty (60) days after receipt by the claimant of written notice of denial of this claim.

                           (5) The decision on review of a denied claim shall be made as follows. The decision on review shall be made by the Plan Administrator, which may in its discretion hold a hearing on the denied claim. The Plan Administrator shall make a decision promptly, and not later than sixty (60) days after receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty
         (120) days after receipt of the request for review. The decision on review shall be in writing and shall include specific reasons for the decisions, written in the manner calculated to be understood by the claimant, and specific references to the pertinent Plan revisions on which the decision is based. The Plan Administrator shall have full discretion to decide the claim and its decision on review shall be final and binding on all parties.

                  b. For the sole purpose of implementing the claims procedure (and not for any other purposes), the Plan Administrator is hereby designated as a named fiduciary of this Plan.

                                   ARTICLE V
                               PLAN ADMINISTRATOR

         5.1 Plan Administrator Duties. The Plan Administrator shall administer this Plan. All members of the committee comprising the Plan Administrator may be Participants. A member of the committee comprising the Plan Administrator who is a Participant may not vote on matters affecting his or her personal benefit under this Plan, but any such individual shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his or her participation herein. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.

         5.2 Agents. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them or to others (including employees of the Company) such administrative duties as it sees fit. The Plan Administrator may from time to time consult with counsel, who may be counsel to the Company.

         5.3 Binding Effect of Decisions. In carrying out its duties herein, the Plan Administrator (or its designee) shall have full discretion to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be final and binding on all parties.

         5.4 Indemnity. The Company shall indemnify and hold harmless the Plan Administrator and any employees to whom administrative duties under this Plan are delegated, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

                                   ARTICLE VI
                            AMENDMENT AND TERMINATION

         6.1 Amendment. Subject to Article VIII below, the Committee may at any time amend the Plan in whole or in part. However, no amendment shall be effective to decrease or restrict any then existing Account or to change the Company's obligations under any then existing deferral election or as

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otherwise may be provided in an agreement entered into between the Company and the Participant prior to the date of such deferral election.

         6.2 Board's Right to Terminate. Subject to Article VIII below, the Board may at any time terminate the Plan in its entirety, in which event no new deferral elections shall be made, but the obligations of the Company under existing deferral elections shall continue.

                                  ARTICLE VII
                                  MISCELLANEOUS

         7.1 Unfunded Plan. With respect to the participation of employees hereunder, this Plan is intended to be an "unfunded" plan maintained primarily to provide deferred compensation for a "select group of management or highly compensated employees" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and shall be so construed.

         7.2 Unsecured General Creditor. This Plan is unfunded. Benefits shall be paid from the Company's general assets. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets owned or which may be acquired by the Company. Such assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security against the obligations of the Company under this Plan. The Company's obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future. The Company in its sole discretion, may, however, elect to provide for its liabilities under this Plan through a trust or funding vehicle, provided, however, that the terms of any such trust or funding vehicle shall not alter the status of Participants and beneficiaries as mere general unsecured creditors of the Company or otherwise cause the Plan to be funded or benefits taxable to Participants except upon actual receipt.

         7.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof. The rights to all such amounts are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owned by Participants or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency, except as required by law.

         7.4 Not a Contract of Employment or Directorship. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment or for services as a director between the Company and a Participant, and a Participant shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge an employee at any time. This foregoing provisions of this Section 7.4 to the contrary notwithstanding, this Plan shall not diminish any rights or increase any obligations of a Participant or the Company under any employment agreement entered into by the Participant and the Company prior to such Participant's deferral election, or after such deferral election to the extent that such employment agreement specifically provides that it shall supersede any inconsistency with the terms of this Plan.

         7.5 Forfeiture of Benefits. If a Participant's employment or service as a director is terminated because of willful misfeasance or gross negligence in the performance of his or her duties, his or her right to benefits under this Plan shall, in the discretion of the Committee, be forfeited, and the Company shall have no further obligation hereunder to such Participant or his or her beneficiary(ies).

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         7.6 Terms. Use of the masculine, feminine and neuter pronouns in this
Plan are intended to be interchangeable and use of the singular will include the plural, unless the context clearly indicates otherwise.

         7.7 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

         7.8 Governing Law. This Plan shall be governed by the laws of the United States and, to the extent not preempted thereby, the laws of Delaware.

         7.9 Validity. The illegality or invalidity of any provision of this Plan shall not affect its remaining parts, but this Plan shall be construed and enforced without such illegal or invalid provisions.

         7.10 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to:

                  Plan Administrator
                  PrivateBancorp, Inc.
                  Ten North Dearborn Street
                  Chicago, IL 60602
                  Attn:  Corporate Secretary

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

         7.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase of assets, or otherwise, acquire all or substantially all of the business or assets of the Company, and successors of any such corporation or other business entity.

         7.12 Incapacity. If the Plan Administrator finds that any Participant or beneficiary to whom a benefit is payable under this Plan is unable to care for his affairs, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Plan Administrator, to any person who is charged with the support of the Participant or beneficiary. Any such payment shall be payment for the account of the Participant and shall be a complete discharge of any liability of the Company under the Plan to the Participant or beneficiary.

                                  ARTICLE VIII
                           EFFECT OF CHANGE OF CONTROL

         8.1 Effect of Change in Control. Despite the provisions of Article VI above, following a Change of Control, the provisions of this Plan or any Participant's deferral election may not be amended or terminated in any manner with respect to a Participant or beneficiary if such amendment or termination would have an adverse effect in any way upon the computation or amount of or entitlement to benefits of such Participant or beneficiary under the Plan as in effect immediately prior to the Change of Control, including, but not limited to, any adverse change in or to the crediting or debiting of amounts to the Accounts or the time or manner of payment of the Accounts to any Participant or beneficiary, unless the Participant or beneficiary has given written consent to such amendment or termination. An "adverse change" for purposes of this Section
8.1 shall include, but not be limited to, any acceleration of the

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payment of the Accounts payable to the Participant or beneficiary or the
Participant's or beneficiary's ability to allocate his or her Accounts among such Investment Options.

         8.2 Nonqualified Trust. In the event of a Change of Control, the Company shall establish a grantor trust (the "Trust") in connection with this Plan for the purpose of assisting the Company in the administration and payment of amounts under this Plan. The Company shall upon establishment and at least annually transfer thereafter to the Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, assets equal to its future liabilities created with respect to this Plan. The provisions of this Plan shall govern the right of a Participant (or, after the Participant's death, his or her beneficiaries) to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants, beneficiaries and creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

                                   ARTICLE IX
                                  SUBSIDIARIES

         9.1 Subsidiaries. If a Participant defers any amounts pursuant under the Plan which are earned with respect to service as a subsidiary of the Company, then the provisions of this Plan relating to the establishment of a an Account and the crediting and payment of amounts with respect thereto shall apply to such subsidiary as if the subsidiary was the Company hereunder. Notwithstanding the foregoing, the Plan shall be administered and may be amended and/or terminated by the Board.

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